June 19, 1996


International Standards Group, Limited
3200 North Military Trail, Suite 300
Boca Raton, Florida   33431

      Re:   Registration Statement on Form S-8
            International Standards Group, Limited
            Common Stock Issued Pursuant to Consulting and
            Acquisition Agreement with VistaQuest, Inc.
            (THE "AGREEMENT")
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Gentlemen:

      This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission (the "Commission") with respect to the registration by International Standards Group, Limited (the "Company") of up to 1,350,000 shares of Common Stock, par value $.00001 per share (the "Common Stock"), including 750,000 shares of Common Stock underlying Common Stock Purchase Warrants (the "Warrants"), issued pursuant to the Agreement.

      In our capacity as special counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Agreement, the Company's Certificate of Incorporation (as amended), By-Laws and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

      Based upon and in reliance of the foregoing, we are of the opinion  that
(i) the shares of Common Stock, when issued to VistaQuest, Inc. in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable; and (ii) the shares of Common Stock, when issued to VistaQuest, Inc., in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

                                    Very truly yours,

                                    /s/ Atlas, Pearlman, Trop & Borkson, P.A.
                                    -----------------------------------------
                                    ATLAS, PEARLMAN, TROP & BORKSON, P.A.